Consent of Independent Public Accountants



As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated October 31, 1997 for Pioneer Mid-Cap Fund and to all references to our firm included in or made a part of Post-Effective Amendment No. 23 and Amendment No. 23 to registration statement File Nos. 2-79140 and 811-07525, respectively.



/s/ Arthur Andersen LLP

Boston, Massachusetts
January 27, 1998